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Exhibit 4.3

INKTOMI CORPORATION
1998 NONSTATUTORY STOCK OPTION PLAN
(Amended March 29, 2000, May 15, 2000 and September 12, 2000)

        1.    Purposes of the Plan.    The purposes of this Nonstatutory Stock Option Plan are:

          *      to attract and retain the best available personnel for positions of substantial responsibility,

          *      to provide additional incentive to Employees and Consultants, and

          *      to promote the success of the Company's business.

        Options granted under the Plan will be Nonstatutory Stock Options.

        2.    Definitions. As used herein, the following definitions shall apply:

          (a)  "Administrator" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

          (b)  "Applicable Laws" means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options are, or will be, granted under the Plan.

          (c)  "Board" means the Board of Directors of the Company.

          (d)  "Cause" means (i) any act of personal dishonesty taken by the Optionee in connection with his responsibilities as a Service Provider and intended to result in substantial personal enrichment of the Optionee, (ii) the conviction of a felony, (iii) a willful act by the Optionee that constitutes gross misconduct and that is injurious to the Company, (iv) for a period of not less than thirty (30) days following delivery to the Optionee of a written demand for performance from the Company that describes the basis for the Company's belief that the Optionee has not substantially performed his duties, continued violations by the Optionee of the Optionee's obligations to the Company that are demonstrably willful and deliberate on the Optionee's part or (v) as otherwise provided in the Option Agreement.

          (e)  "Change of Control" shall mean the occurrence of any of the following:

              (i)  Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company's then outstanding voting securities entitled to vote generally in the election of directors;

            (ii)  Any action or event occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

            (iii)  The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or entity that controls such surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, such surviving entity or the entity that controls such surviving entity outstanding immediately after such merger or consolidation; or

            (iv)  The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

          (f)    "Code" means the Internal Revenue Code of 1986, as amended.

          (g)  "Committee" means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

          (h)  "Common Stock" means the Common Stock of the Company.

          (i)    "Company" means Inktomi Corporation, a Delaware corporation.

          (j)    "Consultant" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

          (k)  "Director" means a member of the Board.

          (l)    "Disability" means total and permanent disability as defined in Section 22(e)(3) of the Code.

          (m)  "Employee" means any person, excluding Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

          (n)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (o)  "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

              (i)  If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

            (ii)  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

            (iii)  In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

          (p)  "Notice of Grant" means a written or electronic notice evidencing certain terms and conditions of an individual Option grant. The Notice of Grant is part of the Option Agreement.

          (q)  "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (r)  "Option" means a nonstatutory stock option granted pursuant to the Plan, that is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

          (s)  "Option Agreement" means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

          (t)    "Option Exchange Program" means a program whereby outstanding options are surrendered in exchange for options with a lower exercise price.

          (u)  "Optioned Stock" means the Common Stock subject to an Option.

          (v)  "Optionee" means the holder of an outstanding Option granted under the Plan.

          (w)  "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (x)  "Plan" means this 1998 Nonstatutory Stock Option Plan.

          (y)  "Service Provider" means an Employee, excluding an Officer or Director.

          (z)  "Share" means a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.

            (aa)  "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

        3.    Stock Subject to the Plan.    Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 6,400,000 Shares, plus an annual increase to be added on January 1 (beginning January 1, 2001) of each year equal to the lesser of (i) the number of Shares needed to restore the maximum aggregate number of Shares which may be optioned and sold under the Plan to 6,400,000 Shares or (ii) a lesser amount determined by the Board. The Shares may be authorized, but unissued, or reacquired Common Stock.

        If an Option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated).

        4.    Administration of the Plan.

          (a)  Administration. The Plan shall be administered by (i) the Board or (ii) a Committee, which committee shall be constituted to satisfy Applicable Laws.

          (b)  Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

              (i)  to determine the Fair Market Value of the Common Stock;

            (ii)  to select the Service Providers to whom Options may be granted hereunder;

            (iii)  to determine whether and to what extent Options are granted hereunder;

            (iv)  to determine the number of shares of Common Stock to be covered by each Option granted hereunder;

            (v)  to approve forms of agreement for use under the Plan;

            (vi)  to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

          (vii)  to reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option shall have declined since the date the Option was granted;

          (viii)  to institute an Option Exchange Program;

            (ix)  to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

            (x)  to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

            (xi)  to modify or amend each Option (subject to Section 14(b) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

          (xii)  to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator;

          (xiii)  to determine the terms and restrictions applicable to Options;

          (xiv)  to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

          (xv)  to make all other determinations deemed necessary or advisable for administering the Plan.

          (c)  Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options.

        5.    Eligibility.    Options may be granted to Service Providers; provided, however, that notwithstanding anything to the contrary contained in the Plan, Options may not be granted to Officers and Directors.

        6.    Limitation.    Neither the Plan nor any Option shall confer upon an Optionee any right with respect to continuing the Optionee's relationship as a Service Provider with the Company, nor shall they interfere in any way with the Optionee's right or the Company's right to terminate such relationship at any time, with or without cause.

        7.    Term of Plan.    The Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years, unless sooner terminated under Section 14 of the Plan.

        8.    Term of Option.    The term of each Option shall be stated in the Option Agreement

        9.    Option Exercise Price and Consideration.

          (a)  Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator.

          (b)  Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised.

          (c)  Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of:

              (i)  cash;

            (ii)  check;

            (iii)  promissory note;

            (iv)  other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

            (v)  consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

            (vi)  a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee's participation in any Company-sponsored deferred compensation program or arrangement;

          (vii)  such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

          (viii)  any combination of the foregoing methods of payment.

        10.    Exercise of Option.

          (a)  Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. An Option may not be exercised for a fraction of a Share.

          An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of t he Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan.

          Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

          (b)  Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider, other than upon the Optionee's death or Disability, the Optionee may exercise his or her

  Option, but only within such period of time as is specified in the Option Agreement, and only to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan. Notwithstanding the foregoing, if the Company or any successor thereto terminates the Optionee's employment without Cause within twelve months following a Change of Control, the Optionee's Options and restricted stock acquired upon exercise of Options, shall become 100% vested and exercisable; provided, however, that no such acceleration shall occur in the event that it would preclude accounting for any business combination of the Company involving a Change of Control as a "pooling of interests."

          (c)  Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee's Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement, to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

          (d)  Death of Optionee. If an Optionee dies while a Service Provider (a) solely with respect to any option grants awarded on or after September 12, 2000, the Option shall become one-hundred percent (100%) vested and (b) the Option may be exercised within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee's estate or by a person who acquires the right to exercise the Option by bequest or inheritance. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's termination. The Option may be exercised by the executor or the administrator of the Optionee's estate or, if none, by the person(s) entitled to exercise the Option under the Optionee's will or the laws of descent and distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

          (e)  Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

        11.    Transferability of Stock Options.    Unless determined otherwise by the Administrator, an Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option transferable, such Option shall contain such additional terms and conditions as the Administrator deems appropriate. Notwithstanding the above and solely with respect to option grants awarded on or after September 12, 2000, during his or her lifetime, an Optionee may transfer, including by means of sale, all or part of an Option to a member of the Optionee's Immediate Family or to a trust, LLC or partnership for the benefit of any one or more members of such Optionee's immediate family. "Immediate Family" as used herein means the spouse, lineal descendants, father, mother, brothers and sisters of the Optionee. In such case, the transferee shall receive and hold the Option subject to the provisions of this Section, and there shall be no further assignment or transfer of the Option. The terms of Options granted hereunder shall be binding upon the transferees, purchasers, executors, administrators, heirs, successors and assigns of the Optionee.

        12.    Adjustments Upon Changes in Capitalization, Dissolution or Change in Control.

          (a)  Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

          (b)  Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option will terminate immediately prior to the consum mation of such proposed action.

          (c)  Change in Control. Notwithstanding the foregoing, in the event of a Change in Control, each outstanding Option shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Optionee shall fully vest in and have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Optionee in writing or electronically that the Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the Change in Control, the option or right confers the right to purchase or receive, for each Share of Optioned Stock, immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in connection with the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in connection with the Change in Control is not solely common stock of the su c cessor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Optioned Stock to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in connection with the Change in Control.

        Notwithstanding any other provisions of the Plan or any Option Agreement or other related agreement, in the event that any payment or benefit received or to be received by the Optionee (whether pursuant to the terms of the Plan, any Option Agreement, other related agreement or other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and benefits being hereinafter called "Total Payments") would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payment or benefit received or to be received by the Optionee (whether pursuant to the terms of the Plan, any Option Agreement, or other related agreement) shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Optionee would be subject in respect of such unreduced Total Payments).

        Unless the Company and the Optionee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Optionee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Optionee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

        13.    Date of Grant.    The date of grant of an Option shall be, for all purposes, the date on which the Administrator makes the determination granting such Option, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

        14.    Amendment and Termination of the Plan.

          (a)  Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

          (b)  Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to options granted under the Plan prior to the date of such termination.

        15.    Conditions Upon Issuance of Shares.

          (a)  Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with

  Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          (b)  Investment Representations. As a condition to the exercise of an Option the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

        16.    Inability to Obtain Authority.    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

        17.    Reservation of Shares.    The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

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INKTOMI CORPORATION 1998 NONSTATUTORY STOCK OPTION PLAN (Amended March 29, 2000, May 15, 2000 and September 12, 2000)